Exhibit 99.1
CONFIDENTIAL
DISTRIBUTION #7
As of 5/2, 11:30 a.m.

NEWS RELEASE
THE HARTFORD REPORTS FIRST QUARTER 2011 NET INCOME OF
$511 MILLION OR $1.01 PER DILUTED SHARE
•	Reports first quarter core earnings* of $588 million or $1.16 per diluted share
•	Strong financial and operating results across lines of business
•	P&C Commercial written premiums* up 9% from prior year period, primarily reflecting strong retentions, improved renewal written pricing and continued economic exposure increases
•	Strong sales in retirement plans, mutual funds and life insurance businesses
•	Book value per common share was $45.93 at end of first quarter, up 18% from March 31, 2010
HARTFORD, Conn., May 2, 2011 — The Hartford Financial Services Group, Inc. (NYSE:HIG) reported first quarter 2011 net income of $511 million, or $1.01 per diluted share. The first quarter of 2011 included a $150 million after-tax realized gain from the completion of the sale of Specialty Risk Services, LLC (SRS). In the first quarter of 2010, the company reported net income of $319 million, or a loss of $0.42 per diluted share.
Core earnings for the first quarter of 2011 were $588 million, or $1.16 per diluted share, compared to core earnings of $544 million, or $0.14 per diluted share in the first quarter of 2010. Core earnings for the first quarter of 2010 included a $1.03 per diluted share charge related to the company’s repurchase of the CPP preferred shares.
“I am pleased with The Hartford’s strong performance this quarter,” said Liam E. McGee, The Hartford’s chairman, president and chief executive officer. “Our results demonstrate that we continue to build on the momentum of last year. We are delivering more stable and consistent financial and operating performance. In Japan, our hedging programs performed well, limiting the impact of the equity market and currency volatility that followed the tragic events in March.
“The Hartford is well positioned to benefit as the U.S. economy continues to recover in 2011. We expect our disciplined execution, combined with rising payrolls, increasing business investment and consumers’ renewed focus on retirement savings, will generate sustained, profitable growth,” said McGee.

FIRST QUARTER 2011 FINANCIAL RESULTS

	Quarterly Results
(in millions except per share data)	1Q ’11	1Q ’10	Change
Net income	$511	$319	60%

Net income (loss) available to common shareholders per diluted share	$1.01	$(0.42)	NM

Core earnings	$588	$544	8%

Core earnings available to common shareholders per diluted share*	$1.16	$0.14	NM

Book value per common share	$45.93	$38.94	18%

Book value per common share (ex. AOCI)*	$47.65	$44.29	8%

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.
The company’s first quarter 2011 core earnings included the effect of the following items (all numbers are after-tax):
•
Positive DAC unlock of $61 million, or $0.12 per share, driven by strong U.S. equity market appreciation and Yen weakening, which offset the impact of the decline in the Japanese equity markets during the period. In the first quarter of 2010, the company reported a $79 million positive DAC unlock, or $0.18 per share.

•
A benefit of $33 million, or $0.07 per share, from net prior year reserve development, in property and casualty. In the first quarter of 2010, the company reported a benefit of $57 million, or $0.13 per share, from net prior year reserve development.

COMMERCIAL MARKETS
First Quarter 2011 Highlights:
•	P&C Commercial written premiums up 9% from prior year period, primarily reflecting strong retentions, improved renewal written pricing and continued economic exposure increases
•	P&C Commercial combined ratio, excluding catastrophes and prior year development*, of 94.9% up 2.2 points from prior year period, primarily driven by non-cat property losses from winter storm activity
•	Current accident year catastrophe ratio of 3.0 points, driven by the winter storm activity
•	Group Benefits environment continues to be challenging with elevated disability loss ratios and intense competition; the company remains committed to disciplined pricing
P&C Commercial

	1Q ’11	1Q ’10
Written Premiums (in millions)	$1,645	$1,512

Combined Ratio**	94.9%	92.7%

**	Excludes catastrophes and prior year development
Group Benefits

	1Q ’11	1Q ’10
Fully Insured Premiums*** (in millions)	$1,028	$1,052

Loss Ratio***	79.3%	75.7%

***	Excludes buyout premiums
Commercial Markets net income was $338 million in the first quarter of 2011, compared to $257 million for the prior year period.
P&C Commercial net income was $327 million in the first quarter of 2011, a 59% increase compared to $206 million in the prior year period. The first quarter of 2011 included a $150 million after-tax gain from the completion of the sale of SRS. The first quarter of 2011 also included a net $4 million in after-tax prior year reserve releases, compared to $53 million after-tax in the first quarter of 2010.
Group Benefits net income was $11 million, a 78% decrease compared to $51 million in the prior year period. The decline reflected a 2% reduction in fully insured premiums and an increase in long-term disability loss costs.

CONSUMER MARKETS
First Quarter 2011 Highlights:
•	Continuing to sharpen focus on targeted customer groups and to implement rate increases where appropriate
•	Written premiums declined 6% from prior year period, reflecting underwriting and rate actions and increasing competition for new and renewal business
•	Improved underwriting profitability, with a combined ratio of 88.7%, excluding catastrophes and prior year development
•	Current accident year catastrophe ratio of 3.4 points, primarily driven by winter storm activity

	1Q ’11	1Q ’10
Written Premiums (in millions)	$884	$943

Combined Ratio**	88.7%	91.1%

**	Excludes catastrophes and prior year development
Consumer Markets net income was $110 million for the first quarter of 2011, compared to $56 million for the prior year period. The first quarter of 2011 included net prior year reserve releases of $32 million after-tax, primarily driven by lower auto liability severity, compared to net prior year reserve releases in the first quarter of 2010 of $5 million after-tax.
Written premiums were $884 million, compared to $943 million in the prior year period. The 6% decline reflects a continuation of disciplined rate and underwriting actions taken to improve profitability as well as increased competition in the marketplace.
WEALTH MANAGEMENT
First Quarter 2011 Highlights:
•	Strong sales in retirement plans, mutual funds and life insurance businesses
•	Assets under management* were $314.7 billion at March 31, 2011, up $13 billion from the prior year period and $5.4 billion from December 31, 2010
•	Retirement Plan sales up 24% over prior year period; deposits up 12% over prior year period
•	Retail mutual fund deposits up 15% over prior year period
•	Individual Life sales up 13% over prior year period
Wealth Management — Assets Under Management

(in billions)	Mar. 31, 2011	Mar. 31, 2010	Change
Global Annuities	$150.5	$155.0	(3)%

Non-Proprietary Mutual Funds	$60.0	$53.3	12%

Retirement Plans	$55.3	$46.5	19%

Life Insurance	$48.9	$46.9	4%

Wealth Management — Deposits

(in billions)	1Q ’11	4Q ’10	3Q ’10	2Q ’10	1Q ’10
Total Deposits	$8.4	$7.1	$6.0	$7.2	$8.1
Wealth Management net income was $128 million for the first quarter of 2011, compared to $124 million for the prior year period. The first quarter of 2011 included net realized capital losses of $201 million, largely driven by variable annuity hedging losses. Net realized capital losses were $170 million in the first quarter of 2010, largely driven by impairment losses and net changes to the mortgage loan loss reserve.
Total Wealth Management deposits were $8.4 billion in the first quarter of 2011, compared to $7.1 billion in the fourth quarter of 2010 and $8.1 billion in the prior year period.
Assets under management totaled $314.7 billion at March 31, 2011, compared to $301.7 billion at March 31, 2010. The increase reflects equity market appreciation and positive net flows in non-proprietary mutual funds and retirement plans.
INVESTMENTS
First Quarter 2011 Highlights:
•	Pre-tax net investment income, excluding trading securities, increased 5% over the prior year period driven by 21% annualized returns on limited partnerships and other alternative investments
•	Impairment losses and net changes to the mortgage loan loss reserve totaled $58 million, reflecting the substantial de-risking actions taken in the investment portfolio over the course of 2010
•	First quarter new money yield on fixed income securities of 4.23% was roughly equal to overall fixed income portfolio yield
•	Net unrealized loss of $161 million at March 31, 2011, compared to net unrealized loss of $600 million at December 31, 2010
Net investment income, excluding trading securities, was $1.1 billion, pre-tax, in the first quarter of 2011, a 5% increase over the prior year period. Limited partnerships and other alternative investments returned an annualized 21% in the first quarter of 2011, primarily driven by strong results in private equity and real estate funds.
The new money yield in the first quarter of 2011 was 4.23%, which exceeded the yield on securities that matured or were sold during the quarter. The increase in the new money yield was primarily driven by higher interest rates.
The net unrealized loss on investments improved $439 million during the first quarter, as credit spreads tightened, more than offsetting the impact of higher interest rates.
The Hartford’s total invested assets, excluding trading securities, were $97.4 billion as of March 31, 2011, compared to $98.2 billion as of December 31, 2010.

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

CONFERENCE CALL
The Hartford will discuss its first quarter 2011 results in a conference call on Tuesday, May 3rd at 9 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s website at http://ir.thehartford.com. The slide presentation will be posted on The Hartford’s website at 8 a.m. EDT, on May 3rd.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the first quarter of 2011, which is available on The Hartford’s website, http://ir.thehartford.com.
2011 GUIDANCE
Consistent with the company’s previously announced guidance practices, The Hartford will not update the annual earnings per share guidance provided in early February. The company will continue to update its key financial drivers for fiscal year 2011, which are set forth at the end of this release.
ABOUT THE HARTFORD
Celebrating 200 years of helping its customers achieve what’s ahead, The Hartford (NYSE: HIG) is an insurance and wealth management company. Through its unique focus on customer needs, the company serves businesses and consumers by providing the products and solutions they need to protect their assets and income from risks and manage their wealth and retirement needs. A Fortune 100 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

HIG-F

Media Contacts:	Investor Contact:
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
shannon.lapierre@thehartford.com	richard.costello@thehartford.com

David Snowden	Ryan Greenier
860-547-3397	860-547-8844
david.snowden@thehartford.com	ryan.greenier@thehartford.com

DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses and discontinued operations. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting activities of the company’s business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes certain net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three months ended March 31, 2010 and 2011 is set forth in the results by segment table.
Core earnings per share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per share is the most directly comparable GAAP measure. Core earnings per share should not be considered as a substitute for net income per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income per share and core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three months ended March 31, 2010 and 2011 is set forth on page 8 of The Hartford’s Investor Financial Supplement for the first quarter of 2011.
Written premiums is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s operations. Because written premiums represents the amount of premiums charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premiums, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premiums and earned premiums is attributable to the change in unearned premiums reserves. A reconciliation of written premiums to earned premiums for P&C Commercial and Consumer Markets for the three months ended March 31, 2010 and 2011 is set forth on pages of 13 and 18 of The Hartford’s Investor Financial Supplement for the first quarter of 2011.

Book value per common share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per common share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per common share is the most directly comparable GAAP measure. A reconciliation of book value per common share to book value per common share excluding AOCI as of March 31, 2010 and 2011 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management are comprised of account values for Global Annuity — U.S., Global Annuity — International, Retirement Plans, Mutual Funds and Individual Life. Account values include policyholders’ balances for investment contracts and reserves for future policy benefits for insurance contracts. Mutual funds are owned by the shareholders of those funds and not by the company. As such, the mutual fund assets and liabilities and related investment returns are not reflected in the company’s consolidated financial statements since they are not assets, liabilities and operations of the company.
The Hartford’s management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for P&C Commercial and Consumer Markets in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income is set forth on pages 13 and 18 of The Hartford’s Investor Financial Supplement for the first quarter of 2011.
The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio is a relative measurement that describes the related cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100.0 demonstrates underwriting profit; a combined ratio above 100.0 demonstrates underwriting losses. The combined ratio before catastrophes and prior accident year development represents the combined ratio for the current accident year, excluding the impact of catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year development. Combined ratio before catastrophes and prior accident year reserve development are presented for P&C Commercial and Consumer Markets in The Hartford’s Investor Financial Supplement. A reconciliation of combined ratio before catastrophes and prior year development to the combined ratio is set forth on pages 14 and 19 of The Hartford’s Investor Financial Supplement for the first quarter of 2011.

A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements we make regarding our future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include challenges related to the Company’s current operating environment, including continuing uncertainty about the strength and speed of the recovery in the United States and other key economies and the impact of governmental stimulus and austerity initiatives, sovereign credit concerns and other developments on financial, commodity and credit markets and consumer spending and investment; the success of our initiatives relating to the realignment of our business in 2010 and plans to improve the profitability and long-term growth prospects of our key divisions, including through opportunistic acquisitions or divestitures, and the impact of regulatory or other constraints on our ability to complete these initiatives and deploy capital among our businesses as and when planned; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; volatility in our earnings resulting from our adjustment of our risk management program to emphasize protection of statutory surplus and cash flows; the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company’s evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the company’s ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses and cost and availability of reinsurance; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; the possibility of unfavorable loss development; actions by our competitors, many of which are larger or have greater financial resources than we do; the restrictions, oversight, costs and other consequences of being a savings and loan holding company, including from the supervision, regulation and examination by the Office of Thrift Supervision (the “OTS”), and in the future, as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), The Federal Reserve as the company’s regulator and the Office of the Controller of the Currency as regulator of Federal Trust Bank; the cost and other effects of increased regulation as a result of the enactment of the Dodd-Frank Act, which will, among other effects, vest a newly created Financial Services Oversight Council with the power to designate “systemically important” institutions, require central clearing of, and/or impose new margin and capital requirements on, derivatives transactions, and may affect our ability as a savings and loan holding company to manage our general account by limiting or eliminating investments in certain private equity and hedge funds; the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products or changes in U.S. federal or other tax laws that affect the relative attractiveness of our investment products; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster or other unanticipated events; the risk that our framework for managing business risks may not be effective in mitigating material risk and loss; the potential for difficulties arising from outsourcing relationships; the impact of potential changes in federal or state tax laws, including changes affecting the availability of the separate account dividend received deduction; the impact of potential changes in accounting principles and related financial reporting requirements; the company’s ability to protect its intellectual property and defend against claims of infringement; unfavorable judicial or legislative developments; and other factors described in The Hartford’s Quarterly Reports on Form 10-Q, the 2010 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company’s actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.
- financial tables follow -

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
($ in millions, except per share data)

	THREE MONTHS ENDED
	Mar. 31,	Mar. 31,
	2011	2010	Change

Property & Casualty Commercial	181	240	(25)%
Group Benefits	19	50	(62)%

Commercial Markets core earnings	200	290	(31)%

Consumer Markets core earnings	113	63	79%

Global Annuity	169	130	30%
Life Insurance	55	49	12%
Retirement Plans	17	10	70%
Mutual Funds	27	27	NM

Wealth Management core earnings, Excluding DAC Unlock	268	216	24%
DAC Unlock	61	79	(21)%

Wealth Management core earnings	329	295	12%

Corporate and Other core losses	(54)	(104)	(48)%

CONSOLIDATED
Core earnings	588	544	8%

Add: Net realized capital losses, net of tax and DAC, excluded from core earnings [1][2]	(237)	(225)	(5)%
Add: Income from discontinued operations	160	—	NM
Net Income	511	319	60%

PER SHARE DATA
Diluted Earnings Per Share
Net income (loss)	$1.01	$(0.42)	NM
Core earnings	$1.16	$0.14	NM
Book value per common share (including AOCI)	$45.93	$38.94	18%
Per share impact of AOCI	$(1.72)	$(5.35)	68%
Book value per common share (excluding AOCI)	$47.65	$44.29	8%

[1]	Includes those net realized capital gains and losses not included in core earnings. See discussion of Non-GAAP and Other Financial Measures section of this release.

[2]	Consolidated, net realized capital gains (losses), after-tax and DAC, includes DAC benefit of $37 and $63 in the three months ended March 31, 2011 and 2010, respectively. Consolidated, net realized capital gains (losses), after-tax and DAC, includes tax expense (benefit) of $(131) and $18 for the three months ended March 31, 2011 and 2010, respectively.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful

The Hartford
2011 Fiscal Year Key Driver Guidance
Commercial Markets

P&C Commercial
Combined Ratio[1]	92.5% — 95.5%
Written Premium Growth	3.0% — 6.0%

Group Benefits
Loss Ratio	76% — 79%
Fully Insured Ongoing Premiums[2]	$3.9 — $4.1 Billion

[1]	Excludes catastrophes and prior year development

[2]	Guidance for fully insured ongoing premiums excludes buyout premiums and premium equivalents
Consumer Markets

Consumer Markets
Combined Ratio[3]	89.0% — 92.0%
Written Premium Growth	(5.5)% — (2.5)%

[3]	Excludes catastrophes and prior year development
Wealth Management

	Deposits	Net Flows	Core Earnings ROA[4]
Global Annuity
U.S. Fixed and Variable Annuity	$1.5 — $2.5 Billion	$(13.5) — $(11.5) Billion	39 — 44 bps

Retirement Plans	$8.5 — $10.0 Billion	$0.5 — $1.5 Billion	8 — 12 bps

Mutual Funds[5]	$16 — $18 Billion	$2.0 — $4.0 Billion	9 — 13 bps

Life Insurance
Sales	$210 — $260 Million
After-tax Margin, excl. DAC Unlocks[6]	12.0% — 15.0%

[4]	ROA outlooks exclude impact of DAC unlocks

[5]	Mutual Fund Deposits and Net Flows guidance excludes proprietary mutual funds

[6]	Guidance on after-tax margin is core earnings divided by total core revenue